EXHIBIT 4.5

ACKNOWLEDGEMENT OF SUBSCRIPTION

INTERNATIONAL MONETARY SYSTEMS, LTD.
ATTENTION: DON MARDAK
16901 WEST GLENDALE DRIVE
NEW BERLIN, WISCONSIN 53151

Dear Subscriber:

Please sign below to acknowledge receipt of the prospectus and to convert your preliminary subscription to a final and binding subscription. Please enclose a check payable to “Registrar and Transfer Company as agent for International Monetary Systems, Ltd” in the amount of $30.00 multiplied by the number of Units you intend to subscribe for.

A stock certificate and warrants purchased in each Unit, which consists of one share of preferred stock and ten 3-year cash exercise warrants at an exercise price of $30.00, will be issued to you as soon as possible upon the Company’s acceptance of your subscription, as described in the prospectus dated June 30, 2010. In the event that the offering is cancelled, your subscription funds will be returned to you as described in the prospectus.

Very Truly Yours,

INTERNATIONAL MONETARY SYSTEMS, LTD.
By:
Martin Sklapsky
General Counsel

 Date

By signing below, I acknowledge the receipt of the prospectus dated ______________ of International Monetary Systems, Ltd. and convert the preliminary subscription agreement to a final subscription agreement, which will be binding and irrevocable until the expiration date as defined in the prospectus.

The undersigned encloses $                     for the purchase of                      Units, at the purchase price of $30.00 per Unit.

 Signature

 Print Name

 Date